Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
LEVEL 3 COMMUNICATIONS, INC.

The undersigned, being a duly appointed officer of Level 3 Communications, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation's Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

First: That the Board of Directors of the Corporation, at a meeting of the Board of Directors of the Corporation, adopted resolutions setting forth a certain proposed amendment to the Restated Certificate of Incorporation, as amended, declaring said amendment to be advisable, calling for the stockholders of the Corporation to consider said amendment at the next meeting of the stockholders and calling for a special meeting of the stockholders of said corporation for consideration thereof.

Second: The amendment effected hereby was duly authorized by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 141, 228 and 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

Third: That Article IV of the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 22, 2008, as amended on May 27, 2009, May 25, 2010, October 3, 2011 and October 19, 2011, is hereby amended in its entirety to read as follows:

“ARTICLE IV
AUTHORIZED CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is 353,333,333 shares, consisting of 343,333,333 shares of Common Stock, par value $.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).”

Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 30th day of May, 2012 by the undersigned who affirms the statements contained herein as true under penalties of perjury.

LEVEL 3 COMMUNICATIONS, INC.

BY:     /s/ Thomas C. Stortz
NAME: Thomas C. Stortz
TITLE: Executive Vice President, Chief
Administrative Officer and Secretary